Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE HOUSTON and LONDON, November 1, 2016

LyondellBasell Reports Third-Quarter 2016 Earnings

Third Quarter 2016 Highlights

•	Income from continuing operations: $1.0 billion

•	Diluted earnings per share: $2.31 per share

•	EBITDA: $1.6 billion

•	Share repurchases and dividends totaled $1.2 billion; repurchased 10.3 million shares during the third quarter, approximately 2% of the outstanding shares

Comparisons with the prior quarter and third quarter 2015 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Nine Months Ended
Millions of U.S. dollars (except share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
				2016	2015
Sales and other operating revenues	$7,365	$7,328	$8,334	$21,436	$25,664
Net income(a)	953	1,091	1,186	3,074	3,679
Income from continuing operations(b)	955	1,092	1,189	3,077	3,682
Diluted earnings per share (U.S. dollars):
Net income(c)	2.30	2.56	2.54	7.23	7.77
Income from continuing operations(b)	2.31	2.56	2.55	7.24	7.78
Diluted share count (millions)	414	425	463	424	473
EBITDA(d)	1,606	1,783	2,001	5,196	6,139
Excluding LCM[1] Impact:
LCM charges (benefits), pre-tax	—	(68)	181	—	264
Income from continuing operations(b)	955	1,045	1,303	3,077	3,848
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.31	2.45	2.80	7.24	8.13
EBITDA(d)	1,606	1,715	2,182	5,196	6,403

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

LyondellBasell Industries	1
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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the third quarter 2016 of approximately $1.0 billion, or $2.31 per share. Third quarter 2016 EBITDA was $1.6 billion.

“Third quarter earnings were $2.31 per share; remaining on a 2016 annual pace that exceeds $9.00 per share. During the quarter and throughout the year, the strong contribution from our European olefins and polyolefins business has demonstrated the geographic balance within our portfolio. This has been particularly significant as our North American olefins and polyolefins business results have been impacted by a heavy planned maintenance schedule. Both regions experienced continued strong polyolefin demand. Within our refining business, operating disruptions impacted third quarter results,” said Bob Patel, LyondellBasell’s CEO.

OUTLOOK

“During October, global olefin and polyolefin industry conditions have remained favorable. We anticipate that the winter months will bring some typical seasonal slowing in select business lines. The fourth quarter marks the completion of a period of significant planned maintenance and associated downtime in our olefin and polyolefin assets. During 2017, our planned maintenance schedule is much lighter than 2016, and we will be positioned to benefit from our investment in system upgrades, reliability and expansions,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins & Polyolefins – Americas; 2) Olefins & Polyolefins – Europe, Asia and International (EAI); 3) Intermediates & Derivatives; 4) Refining; and 5) Technology.

The following comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

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Olefins & Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
				2016	2015
Operating income	$582	$646	$740	$1,935	$2,594
EBITDA	682	754	841	2,314	2,886
LCM charges, pre-tax	—	—	79	—	101
EBITDA excluding LCM adjustments	682	754	920	2,314	2,987

Three months ended September 30, 2016 versus three months ended June 30, 2016 – EBITDA decreased $72 million for the third quarter 2016 versus the second quarter 2016. Compared to the prior period, underlying olefin results increased approximately $15 million. Ethylene price increased approximately 4 cents per pound. Combined polyolefin results declined by $70 million. Polyethylene spreads decreased by approximately 4 cents per pound. Polyethylene sales volumes improved by approximately 6 percent as inventory management offset planned maintenance. Polypropylene spreads declined by 9 cents per pound partially offset by volumes which increased approximately 13 percent. Joint venture equity income declined by $8 million.

Three months ended September 30, 2016 versus three months ended September 30, 2015 – EBITDA decreased $238 million versus the third quarter 2015, excluding a favorable $79 million quarter to quarter variance as a result of an LCM inventory adjustment. Olefin results declined by $120 million. Third quarter was impacted by planned maintenance activities at Corpus Christi and Morris, Illinois. Combined polyolefin results declined approximately $110 million versus the prior year period. Polyethylene results declined primarily due to a margin decline of approximately 7 cents per pound. Polyethylene sales volumes declined by approximately 4 percent due to planned facility maintenance during the quarter. Polypropylene sales volumes and margins were relatively unchanged. Joint venture equity income was unchanged.

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Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
Millions of U.S. dollars				2016	2015
Operating income	$447	$423	$412	$1,228	$1,007
EBITDA	584	576	549	1,669	1,398
LCM charges (benefits), pretax	—	(40)	6	—	6
EBITDA excluding LCM adjustments	584	536	555	1,669	1,404

Three months ended September 30, 2016 versus three months ended June 30, 2016 – EBITDA increased by $48 million versus the second quarter 2016, excluding an unfavorable $40 million quarter to quarter variance as a result of an LCM inventory adjustment. The third quarter benefited $11 million from the restructuring of Asian polypropylene joint ventures and the sale of Australian polypropylene assets. Olefin results increased approximately $95 million as margins increased approximately 7 cents per pound. Olefins also benefitted from increased volume due to the absence of second quarter maintenance. Combined polyolefin results declined $25 million primarily due to lower polyethylene margins. Polypropylene compounds and polybutene-1 results decreased by $10 million. Equity income declined by $29 million due to scheduled joint venture maintenance.

Three months ended September 30, 2016 versus three months ended September 30, 2015 – EBITDA increased by $29 million versus the third quarter 2015, excluding a favorable $6 million quarter to quarter variance as a result of an LCM inventory adjustment. The third quarter of 2016 benefited $11 million from the restructuring of Asian polypropylene joint ventures and the sale of Australian polypropylene assets. Olefin results were relatively unchanged. Combined polyolefin results increased approximately $20 million as spreads improved while volumes declined by approximately 5 percent. Polypropylene compounds and polybutene-1 results improved by approximately $15 million. Equity income declined by $12 million due to scheduled joint venture maintenance.

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Intermediates & Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
Millions of U.S. dollars				2016	2015
Operating income	$240	$327	$403	$822	$1,079
EBITDA	304	397	460	1,027	1,263
LCM charges (benefits), pre-tax	—	(28)	46	—	107
EBITDA excluding LCM adjustments	304	369	506	1,027	1,370

Three months ended September 30, 2016 versus three months ended June 30, 2016 – EBITDA decreased $65 million versus the second quarter 2016, excluding an unfavorable $28 million quarter to quarter variance as a result of an LCM adjustment related to inventory. Results for PO and PO derivatives declined by approximately $15 million primarily due to declining margins. Intermediate chemicals results declined by approximately $60 million, primarily due to a styrene margin decline of approximately 3 cents per pound. Lower ethanol, ethylene oxide, and ethylene glycol results also contributed. Oxyfuels were relatively unchanged with sales volume increases offset by lower margins. Equity income from joint ventures was relatively unchanged.

Three months ended September 30, 2016 versus three months ended September 30, 2015 – EBITDA decreased $202 million versus the third quarter 2015, excluding a favorable $46 million quarter to quarter variance as a result of an LCM inventory adjustment. Results for PO and PO derivatives declined by approximately $50 million due to lower margins while volumes increased approximately 8 percent. Intermediate chemicals results declined by approximately $130 million primarily due to methanol, styrene, and ethylene glycol margins. Oxyfuels results decreased approximately $20 million relative to very strong third quarter 2015 margins. Equity income from joint ventures was unchanged.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
Millions of U.S. dollars				2016	2015
Operating income (loss)	($56)	($53)	$52	($139)	$245
EBITDA	(10)	(13)	93	(9)	401
LCM charges, pre-tax	—	—	50	—	50
EBITDA excluding LCM adjustments	(10)	(13)	143	(9)	451

Three months ended September 30, 2016 versus three months ended June 30, 2016 – EBITDA increased $3 million versus the second quarter 2016. During the third quarter, operating rates were limited to 209,000 barrels per day due to operational disruptions. The Maya 2-1-1 industry benchmark crack spread decreased by $2.09 per barrel, averaging $18.98 per barrel.

Three months ended September 30, 2016 versus three months ended September 30, 2015 – EBITDA decreased $153 million versus the third quarter 2015, excluding a favorable $50 million quarter to quarter variance as a result of an LCM inventory adjustment. Third quarter 2016 throughput was down by 40,000 barrels per day from the prior year period due to operational disruptions. The Maya 2-1-1 industry benchmark crack spread decreased by $3.79 per barrel.

Technology Segment – The Technology segment has global responsibility for our polyolefin catalyst business and our process technology licensing business.

Table 6 - Technology Financial Overview

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30,
Millions of U.S. dollars				2016	2015
Operating income	$35	$62	$34	$170	$143
EBITDA	45	73	45	201	178

Three months ended September 30, 2016 versus three months ended June 30, 2016 – EBITDA decreased by $28 million due to the timing of licensing revenue.

Three months ended September 30, 2016 versus three months ended September 30, 2015 – EBITDA was unchanged with improved catalyst results partially offset by licensing results.

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Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $586 million during the third quarter 2016. Our cash and liquid investment balance was $2.1 billion at September 30, 2016. We repurchased 10.3 million ordinary shares during the third quarter 2016. There were 409 million common shares outstanding as of September 30, 2016. The company paid dividends of $351 million during the third quarter of 2016.

CONFERENCE CALL

LyondellBasell will host a conference call November 1 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT November 1 until December 1 at 11:59 p.m. EDT. The replay dial-in numbers are 866-425-0182 (U.S.) and +1 203-369-0874 (international). The pass code for each is 11116.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 55 sites in 17 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

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FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2015, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S.

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generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:             Faye Eson +1 713-309-7575

Investor Contact:          Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,551	$2,679	$2,516	$2,218	$9,964	$2,115	$2,211	$2,342	$6,668
Olefins & Polyolefins - EAI	2,911	3,061	2,932	2,672	11,576	2,578	2,721	2,634	7,933
Intermediates & Derivatives	1,918	2,159	2,039	1,656	7,772	1,702	1,769	1,805	5,276
Refining	1,607	2,102	1,693	1,155	6,557	955	1,289	1,330	3,574
Technology	136	107	100	122	465	132	129	102	363
Other/elims	(938)	(963)	(946)	(752)	(3,599)	(739)	(791)	(848)	(2,378)

Continuing Operations	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$7,365	$21,436

Operating income (loss):
Olefins & Polyolefins - Americas	$934	$920	$740	$662	$3,256	$707	$646	$582	$1,935
Olefins & Polyolefins - EAI	236	359	412	302	1,309	358	423	447	1,228
Intermediates & Derivatives	271	405	403	145	1,224	255	327	240	822
Refining	74	119	52	(101)	144	(30)	(53)	(56)	(139)
Technology	64	45	34	54	197	73	62	35	170
Other	(4)	(3)	9	(10)	(8)	(3)	(2)	1	(4)

Continuing Operations	$1,575	$1,845	$1,650	$1,052	$6,122	$1,360	$1,403	$1,249	$4,012

Depreciation and amortization:
Olefins & Polyolefins - Americas	$86	$85	$87	$95	$353	$90	$88	$87	$265
Olefins & Polyolefins - EAI	55	54	54	56	219	55	58	58	171
Intermediates & Derivatives	60	56	55	62	233	70	69	62	201
Refining	74	40	41	41	196	43	40	40	123
Technology	12	12	11	11	46	10	11	10	31

Continuing Operations	$287	$247	$248	$265	$1,047	$268	$266	$257	$791

EBITDA: (b)
Olefins & Polyolefins - Americas	$1,031	$1,014	$841	$775	$3,661	$878	$754	$682	$2,314
Olefins & Polyolefins - EAI	357	492	549	427	1,825	509	576	584	1,669
Intermediates & Derivatives	337	466	460	212	1,475	326	397	304	1,027
Refining	149	159	93	(59)	342	14	(13)	(10)	(9)
Technology	76	57	45	65	243	83	73	45	201
Other	2	(2)	13	(26)	(13)	(3)	(4)	1	(6)

Continuing Operations	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$1,606	$5,196

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$149	$140	$159	$220	$668	$303	$339	$384	$1,026
Olefins & Polyolefins - EAI	38	27	49	72	186	81	60	48	189
Intermediates & Derivatives	76	76	135	154	441	76	80	90	246
Refining	33	28	23	24	108	57	71	51	179
Technology	6	3	7	8	24	6	9	9	24
Other	4	4	—	5	13	4	4	4	12

Continuing Operations	$306	$278	$373	$483	$1,440	$527	$563	$586	$1,676

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. EBITDA for the first quarter of 2016 includes a pre-tax LCM adjustment of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net income(a)	$1,164	$1,329	$1,186	$795	$4,474	$1,030	$1,091	$953	$3,074
(Income) loss from discontinued operations, net of tax	3	(3)	3	2	5	—	1	2	3

Income from continuing operations(a)	1,167	1,326	1,189	797	4,479	1,030	1,092	955	3,077
Provision for income taxes	440	541	487	262	1,730	432	346	326	1,104
Depreciation and amortization	287	247	248	265	1,047	268	266	257	791
Interest expense, net	58	72	77	70	277	77	79	68	224

EBITDA(b)	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$1,606	$5,196

(a)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary. The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	EBITDA as presented herein includes the impact of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment.

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Table 9 - Selected Segment Operating Information

	2015					2016
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,364	2,415	2,514	2,391	9,684	2,392	1,899	1,939	6,230
Propylene produced	805	740	697	798	3,040	832	748	575	2,155
Polyethylene sold	1,473	1,575	1,577	1,578	6,203	1,554	1,426	1,517	4,497
Polypropylene sold	627	698	662	606	2,593	612	582	659	1,853
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	48.57	57.95	45.36	42.16	48.71	33.63	46.01	44.94	41.65
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	52.84	62.93	50.20	43.53	52.36	35.34	47.39	46.52	43.20
Houston Ship Channel natural gas (USD per million BTUs)	2.76	2.76	2.72	2.11	2.57	1.93	2.06	2.79	2.26
U.S. weighted average cost of ethylene production (cents/pound)	10.2	9.7	9.6	10.9	10.1	9.8	12.0	10.6	10.8
U.S. ethylene (cents/pound)	34.8	34.2	30.3	27.5	31.7	26.7	30.3	33.0	30.0
U.S. polyethylene [high density] (cents/pound)	65.7	67.3	64.3	57.0	63.6	52.3	59.0	60.7	57.3
U.S. propylene (cents/pound)	49.7	41.7	33.2	31.3	39.0	31.0	32.7	37.8	33.8
U.S. polypropylene [homopolymer] (cents/pound)	67.7	61.7	59.3	62.7	62.8	67.8	61.7	60.2	63.2
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	1,007	1,047	944	978	3,976	950	941	1,066	2,957
Propylene produced	600	632	575	575	2,382	555	577	649	1,781
Polyethylene sold	1,533	1,360	1,304	1,379	5,576	1,434	1,386	1,315	4,135
Polypropylene sold	1,817	1,529	1,673	1,757	6,776	1,773	1,617	1,509	4,899
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	22.9	23.2	14.4	22.5	20.8	16.3	21.2	17.9	18.5
Western Europe ethylene	39.3	47.1	46.6	41.4	43.6	38.4	41.1	42.3	40.6
Western Europe polyethylene [high density]	45.2	60.6	61.2	56.9	56.0	55.4	57.6	55.7	56.2
Western Europe propylene	37.1	44.4	41.7	31.0	38.5	26.3	28.8	30.7	28.6
Western Europe polypropylene [homopolymer]	49.8	62.5	59.3	47.4	54.7	46.5	49.5	49.5	48.5
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives sold	870	751	697	682	3,000	793	743	752	2,288
Ethylene oxide and derivatives sold	268	312	282	237	1,099	301	233	224	758
Styrene monomer sold	903	735	904	889	3,431	917	933	911	2,761
Acetyls sold	547	810	733	623	2,713	702	821	751	2,274
TBA Intermediates sold	433	321	421	371	1,546	415	391	410	1,216
Volumes (million gallons)
MTBE/ETBE sold	229	299	268	258	1,054	270	278	298	846
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	64.0	106.0	119.0	49.8	85.1	44.4	78.7	55.3	59.5
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	241	255	249	206	238	186	183	209	192
Benchmark Market Margins
Light crude oil - 2-1-1	15.02	16.42	15.29	9.44	14.04	8.67	11.52	11.46	10.58
Light crude oil - Maya differential	8.72	7.56	7.48	9.11	8.26	9.19	9.55	7.52	8.74

Source:	LYB and third party consultants
Note:	Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$7,365	$21,436
Cost of sales(a)	6,379	7,047	6,465	5,792	25,683	5,166	5,702	5,903	16,771
Selling, general and administrative expenses	205	228	194	201	828	193	199	188	580
Research and development expenses	26	25	25	26	102	24	24	25	73

Operating income(a)	1,575	1,845	1,650	1,052	6,122	1,360	1,403	1,249	4,012
Income from equity investments	69	90	93	87	339	91	117	81	289
Interest expense, net	(58)	(72)	(77)	(70)	(277)	(77)	(79)	(68)	(224)
Other income (expense), net(b)	21	4	10	(10)	25	88	(3)	19	104

Income from continuing operations before income taxes(a) (b)	1,607	1,867	1,676	1,059	6,209	1,462	1,438	1,281	4,181
Provision for income taxes	440	541	487	262	1,730	432	346	326	1,104

Income from continuing operations(c)	1,167	1,326	1,189	797	4,479	1,030	1,092	955	3,077
Income (loss) from discontinued operations, net of tax	(3)	3	(3)	(2)	(5)	—	(1)	(2)	(3)

Net income(c)	1,164	1,329	1,186	795	4,474	1,030	1,091	953	3,074
Net (income) loss attributable to non-controlling interests	2	1	(1)	—	2	—	—	(1)	(1)

Net income attributable to the Company shareholders(c)	$1,166	$1,330	$1,185	$795	$4,476	$1,030	$1,091	$952	$3,073

(a)	Amounts presented herein include pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary in the second quarter of 2016.
(c)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and an after-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes an after tax LCM benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2015					2016
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Pretax charges (benefits):
Gain on sale of wholly owned subsidiary	$—	$—	$—	$—	$—	$(78)	—	—	(78)
Lower of cost or market inventory adjustment	92	(9)	181	284	548	68	$(68)	$—	$—
Emission allowance credits, amortization	35	—	—	—	35	—	—	—	—

Total pretax charges (benefits)	127	(9)	181	284	583	(10)	(68)	—	(78)
Provision for (benefit from) income tax related to these items	(47)	3	(67)	(99)	(210)	(21)	21	—	—

After-tax effect of net charges (benefits)	$80	$(6)	$114	$185	$373	$(31)	$(47)	$—	$(78)

Effect on diluted earnings per share	$(0.17)	$0.02	$(0.25)	$(0.42)	$(0.80)	$0.07	$0.11	$—	$0.19

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Table 12 - Unaudited Cash Flow Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net cash provided by operating activities	$1,468	$1,446	$1,768	$1,160	$5,842	$1,300	$1,261	$1,332	$3,893
Net cash provided by (used in) investing activities	(443)	(727)	67	52	(1,051)	(597)	(471)	(459)	(1,527)
Net cash used in financing activities	(401)	(1,021)	(1,684)	(1,744)	(4,850)	(333)	(1,039)	(1,195)	(2,567)

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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
(Millions of U.S. dollars)	2015	2015	2015	2015	2016	2016	2016
Cash and cash equivalents	$1,616	$1,325	$1,474	$924	$1,318	$1,060	$740
Restricted cash	2	3	1	7	4	4	4
Short-term investments	1,478	1,989	1,602	1,064	1,332	1,023	1,090
Accounts receivable, net	3,089	3,373	2,924	2,517	2,683	2,806	2,852
Inventories	4,267	4,179	4,138	4,051	3,978	4,009	4,015
Prepaid expenses and other current assets(a)	1,195	1,121	1,059	1,226	1,009	1,081	852

Total current assets	11,647	11,990	11,198	9,789	10,324	9,983	9,553
Property, plant and equipment, net	8,430	8,636	8,793	8,991	9,373	9,681	10,057
Investments and long-term receivables:
Investment in PO joint ventures	373	357	357	397	398	390	399
Equity investments	1,581	1,612	1,602	1,608	1,734	1,610	1,681
Other investments and long-term receivables	38	126	125	122	18	18	17
Goodwill	533	543	543	536	548	542	543
Intangible assets, net	695	671	644	640	618	588	562
Other assets(a)	637	600	605	674	559	623	607

Total assets	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435	$23,419

Current maturities of long-term debt	$4	$3	$3	$4	$4	$4	$3
Short-term debt	514	582	573	353	594	616	621
Accounts payable	2,631	2,755	2,450	2,182	2,243	2,357	2,329
Accrued liabilities	1,482	1,455	1,784	1,810	1,600	1,374	1,357
Deferred income taxes(a)	429	434	383	—	—	—	—

Total current liabilities	5,060	5,229	5,193	4,349	4,441	4,351	4,310
Long-term debt	7,677	7,658	7,674	7,671	8,504	8,485	8,464
Other liabilities	2,038	2,063	2,044	2,036	2,125	2,143	2,151
Deferred income taxes(a)	1,653	1,635	1,604	2,127	2,134	2,149	2,387
Stockholders’ equity	7,478	7,927	7,328	6,550	6,344	6,283	6,082
Non-controlling interests	28	23	24	24	24	24	25

Total liabilities and stockholders’ equity	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435	$23,419

(a)	Our prospective adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in December 2015 resulted in the classification of our deferred taxes as of December 2015 as noncurrent.

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